LOAN ASSIGNMENT AGREEMENT

This LOAN ASSIGNMENT AGREEMENT (this “Assignment Agreement”), is executed as of May 9, 2011, by and between ORGANIC ALLIANCE, INC., a Nevada corporation (the “Company”), and THEOREM GROUP, LLC, a California limited liability company (“Theorem”).

WHEREAS, the Company and Theorem have entered into certain convertible Demand Promissory Note dated April 27,2011 (the “Agreement”), pursuant to which Theorem has provided the Company with credit in the principal amount of $70,588.24; and

WHEREAS, in connection with the $70,588.24 loan, the Company has also provided Theorem a warrant to purchase up to 705,882 shares of the Company’s common stock (the “Warrant”); and

WHEREAS, Theorem intends to assign all of its rights and obligations to Thread Master GP, LLC (“Assignee”); and

WHEREAS, the Company and Theorem desire to hereby acknowledge the change in the lender under the Agreement, and further desire to agree to reflect the change in parties to all of the loan documents.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Theorem, intending to be legally bound, agree as follows:

1.           Definitions.  Unless otherwise defined herein, all capitalized terms in this Assignment Agreement shall have the meanings set forth in the Agreement.  The term “Loan Documents” in this Agreement shall mean all of the following agreements and documents:  (i) Agreement and (ii) Warrant .

2.           Assignment of Rights and Obligations.  Theorem hereby confirms that it has assigned all of its rights and obligations under the Loan Documents to Assignee, and that Assignee has agreed to assume all of Theorem’s rights and to perform all of Theorem’s obligations under the Loan Documents.  The Company hereby agrees to the foregoing assignment and assumption.

3.           Funding of the Loan/Closing.  The Company hereby acknowledges that the proceeds from the Agreement were received by the Company on or about April 27, 2011.

4.           Adjustment to Company’s Records.  The Company hereby agrees that it will update the Company’s books and records to reflect the name of the Assignee as the lender of record.

IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be signed in its name on the date first set forth above.

ORGANIC ALLIANCE, INC.

By:	/s/ Parker Booth
Parker Booth
Chief Executive Officer

THEOREM GROUP, LLC

By:	/s/ Anshuman Dube
Anshuman (Andy) Dube
Manager

THREAD MASTER GP, LLC

By:	/s/ Anshuman Dube
Anshuman (Andy) Dube
Co-Manager

By:	/s/ Scott Booth
Scott Booth
Co-Manager